As filed with the Securities and Exchange Commission on April 25, 2007
Registration Nos. 333-130718
333-130718-04

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Fulton Financial Corporation	Pennsylvania	23-2195389
Fulton Capital Trust I	Delaware	65-6449538
(Exact name of registrant	(State or other jurisdiction	(I.R.S. Employer
as specified in its charter)	of incorporation or organization)	Identification No.)

One Penn Square	George R. Barr, Jr., Esq.
P.O. Box 4887	One Penn Square
Lancaster, PA 17604	P.O. Box 4887
(717) 291-2411	Lancaster, PA 17604
(Address, including zip code, and telephone number,	(717) 291-2411
including area code, of registrant’s principal executive offices)	(Name, address and telephone number,
including area code, of agent for service)
Copy to:

Robert C. Azarow, Esq.
Amelia G. Baker, Esq.	Paul G. Mattaini, Esq.
Thacher Proffitt & Wood llp	Barley Snyder LLC
Two World Financial Center	126 East King Street
New York, NY 10281	Lancaster, PA 17602
(212) 912-7400	(717) 299-5201
     Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☑
CALCULATION OF REGISTRATION FEE

Title of each Class of		Proposed Maximum	Proposed Maximum
Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of Registration
Registered	Registered*	Security*	Price*	Fee*
Subordinated Notes of Fulton Financial Corporation
Total

*	An unspecified aggregate amount of securities of each identified class of securities is being registered, and, in accordance with Rules 456(b) and 457(r), each Registrant, as applicable, will pay the registration fee on a pay-as-you-go basis.

PROSPECTUS
Fulton Financial Corporation
Common Stock
Preferred Stock
Subordinated Notes
Junior Subordinated Debt Securities
Guarantees
Fulton Capital Trust I
Fulton Capital Trust II
Fulton Capital Trust III
Fulton Capital Trust IV
Capital Securities
We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement and a pricing supplement, if any.
We may sell the securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be stated in the prospectus supplements and other offering material. We may also sell securities directly to investors.
Our common stock trades on the Global Select Market of The Nasdaq Stock Market, Inc. referred to as NASDAQ, under the trading symbol “FULT.” Any common stock that we sell pursuant to any supplement to this prospectus will be listed for quotation on the Global Select Market of NASDAQ upon official notice of issuance.
These securities are unsecured and are not savings accounts or deposits of any of our bank or non-bank subsidiaries, and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. These securities involve investment risks, including possible loss of principal.
This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Neither the Securities and Exchange Commission, referred to as the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 25, 2007.

Item	Page Number
Where You Can Find More Information	1
Incorporation of Certain Documents by Reference	2
Description of Subordinated Notes	2
Experts	5
Form of Indenture
Form of opinion of Thacher Proffitt & Wood LLP
Ratio of Earnings to Fixed Charges
Consent of KPMG LLP
Statement of Eligibility

WHERE YOU CAN FIND MORE INFORMATION
     Fulton Financial Corporation, referred to as Fulton Financial, files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. You may read and copy this information at prescribed rates at the following location of the SEC:
Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549
     You can also obtain additional information about the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers like us who file electronically with the SEC. The address of that site is www.sec.gov.
     The common stock of Fulton Financial is traded on the NASDAQ under the symbol FULT. You can also inspect information about Fulton Financial by visiting the NASDAQ web site (www.nasdaq.com). Our Internet web site is www.fult.com. Information contained in our web site does not constitute part of this prospectus.
     We have not included separate financial statements of any of the co-registrant statutory trusts in this prospectus and we will not prepare separate financial statements of any of these trusts in the future. We do not consider that such financial statements would be material to holders of the capital securities of a particular trust because Fulton Financial will fully, irrevocably and unconditionally guarantee, on a subordinated basis, payments on those capital securities to the extent described in this prospectus and the applicable prospectus supplement and each of the trusts is a newly-formed special purpose entity, has no operating history or independent operations, is not engaged in and does not propose to engage in any activity other than holding as its assets our debt securities, issuing, in the future, its capital securities to investors and common securities to Fulton Financial and engaging in incidental activities. Fulton Financial does not expect that any of these trusts will file reports, proxy statements and other information under the Exchange Act with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     We are incorporating information into this prospectus by reference, which means that we are disclosing important information to you by referring you to documents filed with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except as discussed below.
     The following documents that we have filed with the SEC are incorporated into this prospectus by reference (other than information that pursuant to SEC rules is deemed not to be filed):
•	Annual Report on Form 10-K for the year ended December 31, 2006, filed March 1, 2007; and

•	Current Reports on Form 8-K filed January 17, 2007 and March 20, 2007.
     All future filings that we make with the SEC, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements, are incorporated by reference into this prospectus and any supplements to this prospectus (other than information that pursuant to SEC rules is deemed not to be filed). Any statement contained in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that any statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes this statement. Any statement modified or superseded in this way will not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any supplement to this prospectus. The information incorporated by reference contains information about us and our financial condition and performance and is an important part of this prospectus.
     You can obtain any of the documents incorporated by reference in this prospectus from us, or from the SEC, through the SEC’s Internet web site at the address specified above. Documents incorporated by reference in this prospectus are available without charge, excluding all exhibits unless we have specifically incorporated an exhibit into this document by reference. You may obtain documents incorporated by reference in this document by requesting them by writing or telephoning us at:
Fulton Financial Corporation
One Penn Square, P.O. Box 4887
Lancaster, PA 17604
Attention: Corporate Secretary
(717) 291-2411
     You should rely only on the information included or incorporated by reference in this prospectus. We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those included or incorporated by reference in this prospectus. If anyone does give you any additional or different information, you should not rely on it. The information included or incorporated by reference in this prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.
DESCRIPTION OF SUBORDINATED NOTES
     The subordinated notes will be general unsecured subordinated obligations of Fulton Financial. The indenture to be executed between Fulton Financial and Wilmington Trust Company, as Trustee, referred to as the indenture, does not limit the amount of subordinated notes that we may issue from time to time in one or more series. The indenture provides that subordinated notes may be issued up to the principal amount authorized by us from time to time. Unless otherwise specified in the prospectus supplement for a particular series of subordinated notes, we may reopen a previous issue of a series of subordinated notes and issue additional subordinated notes of that series.

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     We will specify in the prospectus supplement relating to a particular series of subordinated notes being offered the terms relating to the offering. The terms may include:
•	the form of the subordinated notes of the series;

•	the title of the subordinated notes of the series (which shall distinguish the subordinated notes of the series from all other subordinated notes);

•	any limit upon the aggregate principal amount of the subordinated notes of the series which may be authenticated and delivered under the indenture (except for subordinated notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other subordinated notes of the same series pursuant to article two of the indenture);

•	the date or dates on which such subordinated notes may be issued;

•	the date or dates on which the subordinated notes will mature;

•	the date or dates, which may be serial, on which the principal of, and premium, if any, on the subordinated notes of such series shall be payable;

•	the rate or rates, or the method of determination thereof, at which the subordinated notes of such series shall bear interest, if any, the date or dates from which such interest shall accrue and the interest payment dates on which such interest shall be payable;

•	the place or places where the principal of, and premium, if any, and interest, if any, on subordinated notes of the series shall be payable;

•	if other than denominations of 1,000 and any integral multiple thereof, in dollars or the foreign currency or currency unit in which the subordinated notes of such series are denominated, the denominations in which subordinated notes of such series shall be issuable;

•	if other than the principal amount thereof, the portion of the principal amount of subordinated notes of such series which shall be payable upon declaration of acceleration of the maturity date thereof or provable in bankruptcy;

•	whether payment of the principal of, premium, if any, and interest, if any, on the subordinated notes of such series shall be with or without deduction for taxes, assessments or governmental charges, and with or without reimbursement of taxes, assessments or governmental charges paid by noteholders;

•	any events of default with respect to the subordinated notes of such series;

•	in case the subordinated notes of such series do not bear interest, the applicable dates for providing notice to noteholders;

•	a description of any provisions providing for redemption, exchange or conversion of the subordinated notes of the series at Fulton Financial’s option, a noteholder’s option or otherwise, and the terms and provisions of such redemption, exchange or conversion;

•	the currency or currencies, or currency unit or currency units, whether in dollars or a foreign currency or currency unit, in which the principal of, and premium, if any, and interest, if any, on the subordinated notes of such series or any other amounts payable with respect thereto will be payable, and whether such principal, premium, if any, and interest, if any, payable otherwise than in dollars

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may, at the option of the noteholders of any subordinated notes of such series, also be payable in dollars;
•	the provisions for the satisfaction and discharge of the indebtedness represented by the subordinated notes of such series;

•	whether the subordinated notes of such series are issuable as a global note and, in such case, the identity of the depositary for such series;

•	if the amount of payment of principal of (and premium, if any) or interest on the subordinated notes of such series may be determined with reference to an index, formula or other method based on a coin, currency or currency unit other than that in which the subordinated notes are stated to be payable or otherwise, the manner in which such amounts shall be determined;

•	any other terms of such series (which terms shall not be inconsistent with the provisions of the indenture); and

•	any trustees, paying agents, or registrars with respect to the subordinated notes of such series.
     We intend for any subordinated notes offered to qualify (subject to applicable limitations) as Tier 2 capital under Federal Reserve Board interpretations.
     If any of the subordinated notes are sold for, or if the principal of or any interest on any series of subordinated notes is payable in, foreign currencies or foreign currency units, the relevant restrictions, elections, tax consequences, specific terms and other information will be set forth in the applicable prospectus supplement.
     Each series of subordinated notes will be issued in fully registered form unless the prospectus supplement provides otherwise.
     The principal of, and premium and interest on, subordinated notes will be payable at the place of payment designated for such securities and stated in the prospectus supplement. Fulton Financial also has the right to make interest payments by check mailed to the holder at the holder’s registered address. The principal of, and premium, if any, and interest on any subordinated notes in other forms will be payable in the manner and at the place or places as may be designated by Fulton Financial and specified in the prospectus supplement.
     You may exchange or transfer the subordinated notes at the corporate trust office of the trustee for the series of subordinated notes or at any other office or agency maintained by us for those purposes. We will not require payment of a service charge for any transfer or exchange of the subordinated notes, but Fulton Financial may require payment of a sum sufficient to cover any applicable tax or other governmental charge.
     Unless the prospectus supplement provides otherwise, each series of the subordinated notes will be issued only in denominations of $1,000 or any integral multiple thereof and payable in dollars. Under the indenture, however, subordinated notes may be issued in any denomination and payable in a foreign currency or currency unit.
     We may issue subordinated notes with “original issue discount.” Original issue discount subordinated notes bear no interest or bear interest at below-market rates and will be sold below their stated principal amount. The prospectus supplement will describe any special federal income tax consequences and other special considerations applicable to any securities issued with original issue discount.

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     The subordinated notes will rank equally with all other unsecured subordinated indebtedness of Fulton Financial, provided that the subordinated notes will rank senior to the junior subordinated debentures Fulton Financial issues to its capital trust subsidiaries. The subordinated notes will be subordinated in right of payment to all senior indebtedness (as defined in the applicable prospectus supplement) of Fulton Financial. The subordinated notes will rank senior to our obligations relating to the junior subordinated notes issued in connection with trust preferred securities of our special purpose entity subsidiaries. The subordinated notes will effectively be subordinated to all of the existing and future liabilities and obligations of our subsidiaries, including the deposit liabilities and claims of other creditors of our subsidiary banks.
     Upon any payment or distribution of our assets to creditors upon our liquidation, dissolution, winding up, reorganization, assignment for the benefit of our creditors, marshaling of our assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding involving us, the allocable amounts (as defined in the applicable prospectus supplement) in respect of the senior indebtedness must be paid in full before the holders of the subordinated notes will be entitled to receive or retain any payment in respect of the subordinated notes.
  In addition, Fulton Financial may not make any payment on the subordinated notes of a series in the event:
•	Fulton Financial has failed to make full payment of the principal of, or premium, if any, interest or any other payment due on any senior indebtedness of Fulton Financial, or

•	the maturity of the subordinated notes of such series has been accelerated, until the holders of all senior indebtedness of Fulton Financial outstanding at the time of such acceleration receive payment, in full, of all allocable amounts due on or in respect of such senior indebtedness (including any amounts due upon acceleration).
EXPERTS
     The consolidated financial statements of Fulton Financial as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The estimated expenses in connection with this Registration Statement, other than underwriting discounts and commissions, are as follows:

SEC Registration fee	$
Trustee fees
Printing expenses
Legal fees and expenses
Accounting fees and expenses
Rating agency fees
Miscellaneous

TOTAL		$400,000

Item 16. Exhibits.
     The exhibits filed (unless otherwise noted) as a part of this Registration Statement are as follows:

EXHIBIT	DESCRIPTION
1	Underwriting Agreement(1)
4.1	Form of Indenture for the subordinated notes to be issued by Fulton Financial (2)
5.1	Form of Opinion of Thacher Proffitt & Wood llp re: legality of the subordinated notes(1)(2)
12	Statements re: Computation of Ratios(2)
23.1	Consent of KPMG LLP(2)
23.2	Consent of Thacher Proffitt & Wood llp (See Exhibit 5.1 above)
25.1	Statement of Eligibility of Wilmington Trust Company, as trustee, under the Indenture(2)

(1)	To be filed subsequently on Form 8-K or by a post-effective amendment at the time information as to the distribution of the subordinated notes being registered is included in a prospectus supplement in accordance with Rule 430B.

(2)	Filed herewith.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this Post-Effective Amendment No. 2 to Registration Statement No. 333-130718 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lancaster, Commonwealth of Pennsylvania, on April 25, 2007.

Fulton Financial Corporation
By:	/s/ Charles J. Nugent
Charles J. Nugent
Senior Executive Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder, this Post-Effective Amendment No. 2 to Registration Statement No. 333-130718, has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
*	Director	April 25, 2007
Jeffrey G. Albertson, Esq.

*	Director	April 25, 2007
John M. Bond, Jr.

*	Director	April 25, 2007
Donald M. Bowman, Jr.

*	Executive Vice President and Controller (Principal Accounting Officer)	April 25, 2007
Beth Ann L. Chivinski

*	Director	April 25, 2007
Craig A. Dally, Esq.

*	Director	April 25, 2007
Patrick J. Freer

Name	Title	Date
*	Director	April 25, 2007
Rufus A. Fulton, Jr.

*	Director	April 25, 2007
George W. Hodges

*	Director	April 25, 2007
Carolyn R. Holleran

	Director	April 25, 2007
Thomas W. Hunt

*	Director	April 25, 2007
Willem Kooyker

*	Director	April 25, 2007
Donald W. Lesher, Jr.

*	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 25, 2007
Charles J. Nugent

*	Director	April 25, 2007
Abraham S. Opatut

*	Director	April 25, 2007
John O. Shirk, Esq.

*	Chairman, President, Chief Executive Officer and Director	April 25, 2007
R. Scott Smith, Jr.

*	Director	April 25, 2007
Gary A. Stewart

/s/ George R. Barr, Jr
*By: George R. Barr, Jr.
(As Attorney-in-fact pursuant to a
Power of Attorney filed on December 27, 2005)

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